EXHIBIT 23

INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors

Unity Bancorp, Inc.:

We consent to incorporation by reference in registration statements Nos. 333-64612, 333-64614 and 333-20687on Form S-8, of Unity Bancorp, Inc., of our report dated January 23, 2003, relating to the consolidated balance sheets of Unity Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report is incorporated by reference in the December 31, 2002 Annual Report on Form 10-K of Unity Bancorp, Inc.

KPMG LLP

Short Hills, New Jersey

March 25, 2003